PRESS RELEASE - September 14, 2006

Alaskan Court Denies NovaGold’s Request for Injunctive Relief

Barrick Gold Corporation (ABX: TSX; NYSE) announced today that the Honorable Timothy M. Burgess, United States District Court Judge for the District of Alaska, denied NovaGold Resources Inc.’s (NG: TSX; AMEX) request for a preliminary injunction relating to Barrick’s offer to acquire NovaGold.

The Alaskan Court found that “NovaGold’s shareholders have been fully informed of the nature of the dispute and have sufficient information to determine whether they should tender their shares.”  Moreover, the judge concluded that NovaGold has “failed to demonstrate a likelihood of success on the merits or raise serious questions going to the merits of its claim…that Barrick misrepresented its interest in Donlin Creek.”

“Barrick is very pleased that the Court decided in Barrick’s favor. NovaGold’s Board and management should stop employing diversionary legal maneuvers and putting up road blocks. NovaGold has had 50 plus days to put an alternative transaction on the table - it is now time for them to let their shareholders decide on our attractive offer,” said Greg Wilkins, President and Chief Executive Officer. “NovaGold’s management had its day in court and lost; it is now time to put the ball in their shareholders’ court.”

In the decision rendered, the Court said that to obtain a preliminary injunction, “a moving party must show either: (1) a likelihood of success on the merits and the possibility of irreparable injury; or (2) that serious questions going to the merits were raised and the balance of hardships tips sharply in its favor. The moving party has the burden of proof on each element of the test. Plaintiffs have failed to meet their burden on the record before this Court.”

Barrick is making the offer in order to acquire NovaGold to consolidate its interest in the Donlin Creek project in Alaska, USA, and acquire 100 per cent of the Galore Creek project in British Columbia, Canada. The proposed transaction is valued at approximately US$1.3 billion (or approximately US$1.5 billion on a fully diluted basis). The all-cash offer of US$14.50 per share represents a premium of 24 per cent over the July 21, 2006 closing price of NovaGold’s shares on the AMEX, and a premium of 23 per cent over the equity offering of US$11.75 completed by NovaGold in February 2006.

The Circular for NovaGold is available on Barrick’s website at www.barrick.com, from the Canadian System for Electronic Document Analysis and Retrieval at www.sedar.com or the SEC’s website at www.sec.gov.

Barrick’s vision is to be the world’s best gold company by finding, acquiring, developing and producing quality reserves in a safe, profitable and socially responsible manner. Barrick’s shares are traded on the Toronto, New York, London, Euronext-Paris and Swiss stock exchanges.

BARRICK GOLD CORPORATION                                                                                           1                                                                                                      PRESS RELEASE

INVESTOR CONTACTS:		MEDIA CONTACT:
James Mavor	Mary Ellen Thorburn	Vincent Borg
Vice President,	Director,	Senior Vice President,
Investor Relations	Investor Relations	Corporate Communications
Tel: (416) 307-7463	Tel: (416) 307-7363	Tel: (416) 307-7477
Email: jmavor@barrick.com	Email: mthorburn@barrick.com	Email: vborg@barrick.com

Additional Information

On August 4, 2006, Barrick Gold Corporation filed a tender offer statement related to its tender offer for the outstanding common shares of NovaGold Resources Inc. Investors and security holders of NovaGold are urged to read the tender offer statement, because it contains important information. Investors and security holders of NovaGold may obtain a free copy of the tender offer statement and other documents filed by Barrick Gold Corporation with the SEC at the SEC’s website at www.sec.gov. The tender offer statement may also be obtained for free from Barrick Gold Corporation on its website or by directing a request to Barrick Gold Corporation’s investor relations department.

Forward-Looking Statements

Certain information included in this press release, including any information as to our future financial or operating performance and other statements that express management's expectations or estimates of future performance, constitute "forward-looking statements." The words "expect", "will", “intend”, “estimate” and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies. The Company cautions the reader that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual financial results, performance or achievements of Barrick to be materially different from the Company's estimated future results, performance or achievements expressed or implied by those forward-looking statements and the forward-looking statements are not guarantees of future performance. These risks, uncertainties and other factors include, but are not limited to: changes in the worldwide price of gold or certain other commodities (such as copper, silver, fuel and electricity) and currencies; changes in U.S. dollar interest rates or gold lease rates; risks arising from holding derivative instruments; ability to successfully integrate acquired assets; legislative, political or economic developments in the jurisdictions in which the Company carries on business; operating or technical difficulties in connection with mining or development activities; employee relations; the speculative nature of gold exploration and development, including the risks of diminishing quantities or grades of reserves; adverse changes in our credit rating; contests over title to properties, particularly title to undeveloped properties; and the risks involved in the exploration, development and mining business. These factors are discussed in greater detail in the Company’s most recent Form 40-F/Annual Information Form on file with the US Securities and Exchange Commission and Canadian provincial securities regulatory authorities.

The Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

BARRICK GOLD CORPORATION                                                                                           2                                                                                                      PRESS RELEASE